Intermediate Bond Fund of America
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 02/28/10
File number 811-05446

77C.           The Board of Trustees of the Intermediate Bond Fund of America presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the Intermediate Bond Fund of America are as follows:

Election of Trustees:

Trustee	Votes For	Votes Withheld
Lee A. Ault III	392,799,335	8,991,391
William H. Baribault	392,889,897	8,900,829
James G. Ellis	392,905,235	8,885,491
Martin Fenton	392,838,981	8,951,745
Leonard R. Fuller	392,855,380	8,935,346
Paul G. Haaga, Jr.	392,855,432	8,935,294
W. Scott Hedrick	392,869,797	8,920,929
R. Clark Hooper	392,844,545	8,946,181
Merit E. Janow	392,824,542	8,966,184
Laurel B. Mitchell	392,876,458	8,914,268
Frank M. Sanchez	392,848,326	8,942,400
John H. Smet	392,871,542	8,919,184
Margaret Spellings	392,883,961	8,906,765
Steadman Upham	392,699,137	9,091,589

Approval of an agreement to reorganize the fund from a Massachusetts Business Trust into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
306,359,747	6,769,558	88,661,421

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	305,768,843	7,506,915	88,514,968
3b.	305,737,771	7,262,511	88,790,444
3c.	306,196,481	6,788,104	88,806,141
3d.	305,452,238	7,797,505	88,540,983
3e.	305,087,391	8,056,600	88,646,735
3f.	305,970,200	6,993,742	88,826,784
3g.	304,708,862	8,012,533	89,069,331

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
303,589,243	9,388,124	88,813,359

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
304,226,530	8,212,980	89,351,216

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
301,501,118	10,777,943	89,511,665

*Includes broker non-votes.